EXHIBIT  10.1

                                TRAIL GULCH GOLD
                                MINGING CO., INC.



                         MINUTES OF SHAREHOLDERS MEETING
                                 MARCH 17, 1999

On the date above mentioned, at 9:00 AM, in Osburn, Idaho, shareholders meeting was scheduled. Shares represented by proxy and in person were 1,511,500 representing 50.38% of the total outstanding shares of the corporation. The only persons present were William T. Jacobson, representing Atlas Mining Company and other proxies. No directors or officers were present.

Due to the lack of officers or directors to conduct the meeting, the meeting was postponed until which time a quorum of directors could be present to conduct the meeting.

Meeting was reconvened on March 25, 1999, at 3:00 PM. Shareholders present were Atlas Mining Company, Mike Bencich, Mike Pierce and Shirley McClain, the three later shareholders also being a majority of the board of directors. Mike Bencich reconvened the meeting.

Since the offer of Atlas Mining Company made last year to purchase the Aulbach claims owned by Trail Gulch Gold Mining Co., Ltd., Atlas has acquired 1,508,500 shares of Trail Gulch for a costs of 48,500 Atlas Mining Company shares. This leaves 41,500 shares to be disbursed to the remaining shareholders of Trail Gulch Mining Company. Mr. Jacobson, representative of Atlas Mining Company, explained that the transaction was under a Type C reorganization and that the shares disbursed for the sale should be disbursed to the shareholders of Trail Gulch Gold Mining Co., Ltd. Mr. Pierce made the motion that the shareholders approve the sale of the Aulbach claims to Atlas Mining Company. Mr. Bencich asked for a second . Mrs. McClain seconded. The vote was unanimous.

The question came up about the remaining assets and liabilities of Trail Gulch Gold Mining Co., Inc. Mr. Jacobson explained to the members present that to his knowledge there were no records kept for the company due to the nonactivity of the company over the past ten plus years. He went on to state that he is aware of a $280 trust account for the company at the office of Evans Keane, and a bill outstanding from the law office of Michael Peacock. The secretary treasurer confirmed this. The motion was made by Shirley McClain that the funds be disbursed as follows: $250 to Michael Peacock, and the balance to Atlas Mining Company for the costs of copying and mailing the proxy statements. Motion carried unanimously.

Mr. Jacobson asked that due to the dedication of the board and officers that they be compensated in stock, and then the remaining shares be disbursed to the remaining shares be disbursed to the remaining shareholders less those already surrendered to Atlas. The following motion was present.

For services the following officers and directors be paid 974 shares of Atlas Mining Company stock each: Michael Bencich, Michael Pierce and Shirley McClain.

Mr. Bencich then explained to the shareholders that unless for some other reason the company should remain intact that he would recommend that the company dissolved and that the remaining assets be divided among the remaining shareholders. The remaining shareholders would receive the following Atlas Mining Company shares:

     Mike  Bencich:          26  shares
     Mike  Pierce:           26  shares
     Shirley  McClain:       26  shares
     John  Peacock:          38,500  shares


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This  statement  was made into a motion by Mr. Pierce, seconded by Mr. Jacobson, and  passed  unanimously.

Next  Mr.  Pierce  made  the  following  motion.

RESOLVED.  Due  to  nonactivity,  no  asset  or  liabilities of Trail Gulch Gold
Mining  Co.,  Inc.  the  company  should  be  dissolved.

Motion  was  seconded  by  Mr.  Jacobson  and  passed  unanimously.

Being  no  further  business  the  meeting  was  adjourned.


____________________________________
President


____________________________________
Secretary


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